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10F-3 Report
CGCM Small Cap Growth Investments
	<?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />9/1/2007			through	8/31/2008

ID	Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund	% of Issue (1)
1200	Solera Holdings, Inc	10/3/2007	JP Morgan	65,800.00	17.954	0.363%	0.363%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
				Other Participant Accounts	Issue Amount		Total Received All Funds
1200	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:			0.00	18,131,435.00		65,800.00